Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of June 7, 2021 (the “Amendment Effective Date”) by and between Voyager Therapeutics, Inc. (the “Company”) and Glenn Pierce (the “Executive”). Any capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the parties previously entered into an Employment Agreement, dated as of May 19, 2021 (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Amendment to Section 2 of Agreement. The second sentence of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Executive shall devote eighty percent (80%) of the Executive’s working time and efforts to the business and affairs of the Company and shall not engage in any other business activities without the prior written approval of the Board and provided that such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company.”

2.              Amendment to Section 3(a) of the Agreement. The first sentence of Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Executive’s annualized base salary is $480,000, which is subject to review and redetermination by the Company from time to time.”

3.              Additional Equity Grant. In consideration for the Executive’s agreement to increase his commitment to the Company as set forth in this Amendment, the Compensation Committee of the Company’s Board has authorized a grant to the Executive, effective as of the Amendment Effective Date, of an option to purchase 42,000 shares of Common Stock (the “Additional Option Award”). The shares underlying the Additional Option Award (the “Additional Option Shares”) will have an exercise price per share equal to the closing price of the Common Stock on the NASDAQ Global Select Market on the Amendment Effective Date (or, if the Amendment Effective Date is not a trading day, the most recent preceding trading day for which there is a closing price). The Additional Option Shares will vest on a monthly basis at the end of each month over a one (1) year period by means of twelve consecutive monthly installments of 3,500 Additional Option Shares, subject to the Executive’s continued service to the Company, including employment or continued Board service, on such vesting dates. The Additional Option Award will be subject to and governed by the terms and conditions of the applicable equity award agreement between the Executive and the Company and the plan under which the option is granted.

4.             No Other Modifications. Any terms and conditions of the Agreement not expressly modified by this Amendment shall remain in full force and effect.

5.             Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Amendment effective on the Amendment Effective Date.

VOYAGER THERAPEUTICS, INC.

By:	/s/ Robert W. Hesslein
Name: Robert W. Hesslein
Title:SVP & General Counsel

EXECUTIVE:

/s/ Glenn Pierce
Glenn Pierce